RIGHT OF WAY EASEMENT

For value received, UNICO, INCORPORATED, an Arizona corporation (“Grantor”), hereby grants to PacifiCorp, an Oregon corporation, its successors and assigns, (“Grantee”), an easement for a right of way 40 feet in width and 27.3 feet in length, more or less, for the construction, reconstruction, operation, maintenance, repair, replacement, enlargement, and removal of electric power transmission, distribution and communication lines and all necessary or desirable accessories and appurtenances thereto, including without limitation:  supporting towers, poles, props, guys and anchor, including guys and anchors outside of the right of way; wires, fibers, cables and other conductors and conduits therefor; and pads, transformers, switches, vaults and cabinets, along the general course now located by Grantee on, over or under the surface of the real property of Grantor in Piute County, State of Utah, more particularly described as follows and as more particularly described and/or shown on Exhibit(s) A attached hereto and by this reference made a part hereof:

A right of way 40.0 feet in width, being 20.0 feet each side of the following described survey line:

Beginning at a point on the Southeasterly Boundary of PacifiCorp Easement as recorded in official records of the Piute County Recorders Office at Book 35, Page 314, that is N 01º12’50” W 1356.1 feet along the section line, East 1298.6 feet, and S 33°37'49" E 115.84 feet from the West Quarter Corner of Section 18, Township 28 South, Range 3 West, Salt Lake Base and Meridian; running thence S 33°37'49" E 27.31 feet to a point on Grantor’s land.

Being in the NW1/4 of Section 18, Township and Range aforesaid.

Assessor’s Map No. _________________

Tax Parcel No. 131

Together with the right of access to the right of way from adjacent lands of Grantor for all activities in connection with the purposes for which this easement has been granted; and together with the present and (without payment therefor) the future right to keep the right of way and adjacent lands clear of all brush, trees, timber, structures, buildings and other hazards which might endanger Grantee’s facilities or impede Grantee’s activities.

At no time shall Grantor place, use or permit any equipment or material of any kind that exceeds twelve (12) feet in height, light any fires, place or store any flammable materials (other than agricultural crops), on or within the boundaries of the right of way.  Subject to the foregoing limitations, the surface of the right of way may be used for agricultural crops and other purposes not inconsistent, as determined by Grantee, with the purposes for which this easement has been granted.

The rights and obligations of the parties hereto shall be binding upon and shall benefit their respective heirs, successors and assigns; and this easement shall terminate if and when Grantee shall have abandoned all use of the right of way and no longer has any future need therefor.

DATED this 21 day of June, 2007.

UNICO, INCORPORATED _____________

___________________________________

Grantor(s)

By:/s/ Mark A. Lopez___________________

___________________________________

    Mark A. Lopez, Chief Executive Officer

                                     REPRESENTATIVE ACKNOWLEDGMENT

STATE OF CALIFORNIA)

)ss.

County of San Diego          )

This instrument was acknowledged before me on this 21 day of June, 2007, by Mark A. Lopez, as Chief Executive Officer of Unico, Incorporated.

/s/ Vivian T. Harris_______________________

Notary Public

[NOTARY SEAL]

My commission expires: June 16, 2009_______

AGRS/1528.1